UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 30, 2010
Date of Report (Date of earliest event reported)

Covenant Group of China Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53463	27-1555191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania		19004
(Address of principal executive offices)		(Zip Code)

(610) 660-7828 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.02                      Termination of a Material Definitive Agreement.

The information contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

 The Board of Directors of Covenant Group of China Inc. (the “Company”) has authorized the Company to terminate and rescind the Stock Acquisition and Reorganization Agreement dated as of June 24, 2009, between Covenant Group Holdings Inc., a wholly owned subsidiary of the Company, and Chongqing HongSheng Information Sysway Industry Co, Ltd. (“Chongqing”) pursuant to which the owners of all of the capital stock of Chongqing exchanged such shares, representing all of the equity interests in Chongqing, for 1,400,000 shares of common stock of the Company (the “Share Exchange Agreement”).  The shares of capital stock of Chongqing and the 1,400,000 shares of common stock of the Company have been held in trust until the registration of the transfer of the ownership of the shares of capital stock of Chongqing on the records of the People’s Republic of China (“China” or the “PRC”) was completed.

The Company’s Board of Directors decided on April 30, 2010, to terminate and rescind the Agreement due to several breaches of the Agreement by Chongqing, including the failure of the prior owners of Chongqing to repay a dividend paid to them by Chongqing in excess of that permitted under the Agreement and under China law and the failure of Chongqing and its prior owners to cooperate with the Company in the preparation of the financial statement disclosures required under United States securities laws.

As a result of the termination and rescission of the Agreement, the Company will transfer all of the shares of capital stock of Chongqing to the prior owners of Chongqing and the 1,400,000 shares of common stock of the Company issued in exchange for the shares of capital stock of Chongqing will be returned to the Company and treated as treasury shares.   The intent of this transaction is to return the Company, Chongqing, and the prior owners of the capital stock of Chongqing to their status prior to the completion of the acquisition by the Company of the capital stock of Chongqing on December 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT GROUP OF CHINA INC.

Dated: May 3, 2010

	By:	/s/ Kenneth Wong
Kenneth Wong
President